UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

COPART, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2867490
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
4665 Business Center Drive Fairfield, California	94534
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name and exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates: 000-23255 Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statement filed by the registrant with the Securities and Exchange Commission on January 19, 1994, as amended by Amendment No. 1 to Form 8-A filed by the registrant with the Securities and Exchange Commission on March 2, 1994, to reflect the January 10, 2012 reincorporation of Copart, Inc. from California to Delaware (the “Reincorporation”). On January 10, 2012, Copart, Inc., a California corporation (“Copart California”) merged with and into Copart, Inc., a Delaware corporation and a wholly owned subsidiary of Copart California (the “Company”), with the Company as the surviving entity. Immediately prior to the consummation of the Reincorporation, the Company had nominal assets and liabilities. The shareholders of Copart California approved the Reincorporation at the 2011 Annual Meeting of Shareholders of Copart California held on December 14, 2011.

As a result of the Reincorporation, (i) each outstanding share of Copart California’s Common Stock issued and outstanding was automatically converted into one share of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) (upon the Reincorporation, each outstanding certificate representing shares of Copart California’s Common Stock was deemed, without any action by the shareholders, to represent the same number of shares of the Company’s Common Stock; Copart California shareholders did not need to exchange their stock certificates as a result of the Reincorporation); and (ii) all options and other rights to acquire Copart California’s Common Stock outstanding immediately before the Reincorporation were also automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(g) of the Exchange Act as the successor to Copart California. The Company, as successor issuer to Copart California, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of Common Stock of the Company continue to be listed on the NASDAQ Global Select Market under the symbol “CPRT”.

Prior to January 10, 2012, Copart California’s corporate affairs were governed by the California General Corporation Law. The rights of Copart California’s shareholders were subject to Copart California’s articles of incorporation, as amended, and bylaws, as amended. As a result of the Reincorporation, holders of Copart’s California Common Stock are now holders of the Company’s Common Stock, and their rights as stockholders are governed by the Delaware General Corporation Law and the Certificate of Incorporation, or Certificate, and Bylaws, or Bylaws, of the Company.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock consists of 180,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Common Stock

Holders of the Company’s Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may cumulate votes for the election of directors; provided, however, that, except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the

Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The Common Stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of the Company’s Common Stock are fully paid and non-assessable.

Preferred Stock

The shares of Preferred Stock have such rights and preferences as the Company’s Board of Directors shall determine, from time to time. The Board of Directors may divide the Preferred Stock into any number of series and shall fix the designation and number of shares of each such series. The Board of Directors may determine, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof.  The Board of Directors (within the limits and restrictions of the Certificate or any resolutions adopted originally fixing the number of shares of any series) may increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series; provided, that, if the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Company’s Common Stock is subject to the express terms of the Company’s Preferred Stock and any series thereof. The Board of Directors may issue Preferred Stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the Company’s Common Stock.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Company’s Certificate and Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Blank Check Preferred. The Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to establish the number of shares of any series of Preferred Stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate Preferred Stock may be used to issue series of Preferred Stock, or rights to acquire Preferred Stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws. The Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Although the Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent for the Company’s Common Stock.

The foregoing description of the Company’s Common Stock does not purport to be complete and is qualified in its entirety by reference to the Company’s Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the Company’s Current Report on Form 8-K filed January 10, 2012 and are incorporated herein by reference.

ITEM 2.  Exhibits.

Exhibit Number	Exhibit Description
3.1

Copart, Inc. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)

3.2

Bylaws of Copart, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)

4.1

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COPART, INC.
Date: January 10, 2012	By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
3.1

Copart, Inc. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)

3.2

Bylaws of Copart, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)

4.1

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 10, 2012, File No. 000-23255)